Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-127518 and 333-146363) on Form S-8 of Clearant, Inc. (the “Company”) of our report dated March 20, 2009, relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008. Our report dated March 20, 2009, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SingerLewak LLP
Los Angeles, California
March 20, 2009